Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Pacira Pharmaceuticals Announces Collaboration with DePuy Synthes to Support Promotion, Education and Training of EXPAREL® in Orthopedics

— Collaboration will focus on opportunities in joint reconstruction, spine, sports medicine, and trauma specialties —

—  Conference call today at 8:30 a.m. ET —

PARSIPPANY, N.J., January 25, 2017 — Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) today announced the initiation of an agreement with DePuy Synthes Sales Inc. to market and promote the use of EXPAREL® (bupivacaine liposome injectable suspension) for orthopedic procedures in the United States market.

“With the opioid epidemic raging across the United States, and the evidence that the operating room serves as a gateway to opioid abuse, we believe our collaboration with DePuy Synthes will accelerate and enhance our education and training efforts with orthopedic customers,” said Dave Stack, chairman and chief executive officer of Pacira. “By benefiting from the scale, existing relationships and commercial capabilities of DePuy Synthes, we aim to broaden and strengthen the adoption and use of EXPAREL—especially important given the number of key EXPAREL data sets in orthopedic procedures that we expect this year.”

DePuy Synthes field representatives, specializing in joint reconstruction, spine, sports medicine and trauma, will collaborate with, and supplement, the Pacira field teams by expanding the reach and frequency of EXPAREL education in the hospital surgical suite and ambulatory surgery center settings. In addition to supporting DePuy Synthes, Pacira will focus on soft tissue surgeons in key specialties and anesthesiologists, and continue to act as the overall EXPAREL account manager.

Mr. Stack continued: “The ability to provide patients with long-acting postsurgical pain control with an opioid minimization strategy is critical to the rehabilitation process following orthopedic procedures, especially when taking into account the expected April 1, 2017 initiation of CMS bundled payments for hip and knee replacements. This collaboration between our commercial organizations will allow us to expand and tailor our marketing and educational activities for EXPAREL by patient group, enabling us to maximize the availability of EXPAREL to as many patients as appropriate.”

Conference Call and Webcast

The Pacira management team will host a conference call to discuss the contents of this press release today, Wednesday, January 25, 2017, at 8:30 a.m. ET. The call can be accessed by dialing 1-877-845-0779 (domestic) or 1-720-545-0035 (international) 10 minutes prior to the start of the call and providing the Conference ID 59892663.

A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-855-859-2056 (domestic) or 1-404-537-3406 (international) and providing the Conference ID 59892663. The replay of the call will be available for two weeks from the date of the live call.

The live, listen-only webcast of the conference call can also be accessed by visiting the “Investors & Media” section of the company’s website at investor.pacira.com. A replay of the webcast will be archived on the Pacira website for two weeks following the call.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) is a specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s flagship product, EXPAREL® (bupivacaine liposome injectable suspension), indicated for single-dose infiltration into the surgical site to produce postsurgical analgesia, was commercially launched in the United States in April 2012. EXPAREL and two other products have successfully utilized DepoFoam®, a unique and proprietary product delivery technology that encapsulates drugs without altering their molecular structure, and releases them over a desired period of time. Additional information about Pacira is available at www.pacira.com.

About EXPAREL®

EXPAREL (bupivacaine liposome injectable suspension) is currently indicated for single-dose infiltration into the surgical site to produce postsurgical analgesia. The product combines bupivacaine with DepoFoam®, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine over time, providing significant reductions in cumulative pain score with up to a 45 percent decrease in opioid consumption; the clinical benefit of the opioid reduction was not demonstrated. Additional information is available at www.EXPAREL.com.

Forward Looking Statements

Any statements in this press release about our future expectations, plans, outlook and prospects, and other statements containing the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL and our other products; the size and growth of the potential markets for EXPAREL and our ability to serve those markets; our plans to expand the use of EXPAREL to additional indications and opportunities, and the timing and success of any related clinical trials; the related timing and success of United States Food and Drug Administration supplemental New Drug Applications; the outcome of the U.S. Department of Justice inquiry; our plans to evaluate, develop and pursue additional DepoFoam-based product candidates; clinical trials in support of an existing or potential DepoFoam-based product; our plans to continue to manufacture and provide support services for our commercial partners who have licensed DepoCyt(e); our commercialization and marketing capabilities; our and Patheon UK Limited’s ability to successfully and timely construct dedicated EXPAREL manufacturing suites; and other factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. Important factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements, and as such we anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Company Contact:

Pacira Pharmaceuticals, Inc.

Susan Mesco, (973) 451-4030

susan.mesco@pacira.com

Media Contact:

Coyne Public Relations

Alyssa Schneider, (973) 588-2270

aschneider@coynepr.com

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